Exhibit 21


                               theglobe.com, Inc.
                                  Subsidiaries


voiceglo Holdings, Inc., a Delaware Corporation
Direct Partner Telecom, Inc., a Florida Corporation
Strategy Plus, Inc., a Vermont Corporation
Chips & Bits, Inc., a Vermont Corporation
TC Acquisition Holdings Corp., a Delaware Corporation